THE NEW HOME COMPANY INC. ANNOUNCES PROPOSED PRIVATE TACK-ON OFFERING OF 7.250% SENIOR NOTES DUE 2022
Aliso Viejo, CA, May 1, 2017 – The New Home Company Inc. (NYSE: NWHM) (the “Company”) today announced that it intends, subject to market conditions, to privately offer $50 million in aggregate principal amount of its 7.250% senior notes due 2022 (the “2022 notes”) in a tack-on offering.
The Company intends to use the net proceeds from this offering for working capital, land acquisition and general corporate purposes.
The 2022 notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The 2022 notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
This press release is neither an offer to sell nor a solicitation of an offer to buy the 2022 notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2022 notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.
About The New Home Company Inc.
THE NEW HOME COMPANY is a publicly traded company listed on the New York Stock Exchange under the symbol “NWHM.” It is a next generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and Phoenix. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Any statements contained herein that do not describe historical facts, including but not limited to statements regarding the proposed offering, the anticipated use of proceeds of the offering and the expectations regarding size and timing of completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended March 31, 2017. Any of these risks and uncertainties could materially and adversely affect the Company’s results of operations, which would, in turn, have a significant and adverse impact on the Company. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.
Contact:
Drew Mackintosh, Investor Relations
949-382-7838
investorrelations@thenewhomecompany.com